Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 29th day of July, 2005, to be deemed effective on the Closing Date as defined below by and among Andean Development Corporation, a corporation organized under the laws of the State of Florida (the "Andean"); Perfect Dream Limited, a corporation organized under the laws of British Virgin Islands (the "Perfect Dream"); and seven individuals who are the stockholders of Perfect Dream (the "Perfect Dream Stockholders"), a list of whom is attached hereto as Exhibit "A").

                                   WITNESSETH:

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Andean and Perfect Dream have adopted resolutions pursuant to which Andean shall acquire and the Perfect Dream Stockholders shall exchange for shares of the common capital stock of Andean 100% of the outstanding common stock of Perfect Dream ("Perfect Dream Shares"); and

         WHEREAS, the sole consideration for the exchange of the Perfect Dream Shares shall be the receipt by the Perfect Dream Stockholders of shares of the common capital stock of Andean, $.0001 par value per share, as more particularly set forth in Exhibit "B" hereto. The shares of Andean's common stock shall be deemed "restricted securities" as defined in Rule 144 of the Securities Act of 1933, as amended (the "Act"); and

         WHEREAS, the Perfect Dream Stockholders shall acquire in exchange such "restricted securities" of Andean in a reorganization within the meaning of
Section 368(a) (1) (B) of the Internal Revenue Code of 1986, as amended, and/or any other "tax free" exemptions thereunder that may be available for this exchange, if and only to the extent that the Internal Revenue Code applies to this Agreement and the transactions contemplated thereby;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, it is agreed:

                                    Section 1

                                Exchange of Stock

         1.1 Transfer and Number of Shares. The Perfect Dream Stockholders agree to transfer to Andean at the closing (the "Closing") the Perfect Dream Shares, in exchange for newly issued and restricted shares of common stock of Andean as outlined in Exhibit "C". In connection with the acquisition of the Perfect Dream Shares, Andean shall issue to the Perfect Dream Stockholders an aggregate of shares of Andean common stock, and such shares at the Closing shall equal to 7,673,325 of the issued and outstanding shares of Andean, and shall be issued and/or transferred as set forth on Exhibit C attached hereto. After the Closing, there will be 10,511,388 outstanding shares of common stock of the reorganized Andean.

         1.2 Exchange of Certificates by Perfect Dream Stockholders. The transfer of the Perfect Dream Shares shall be effected by the delivery to Andean at the Closing of stock certificates duly endorsed in blank or accompanied by stock powers executed in blank with all signatures witnessed or guaranteed to the satisfaction of Andean and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Perfect Dream Stockholders' expense.

         1.3 Convertible Loan. The $57,000 convertible promissory notes of Andean (as attached as Exhibit D) shall be converted into 2,500,000 shares of Andean upon Closing. Such convertible promissory notes are convertible upon any "change of control" into a number of shares of common stock equal to $57,000 divided by the book value of the Company immediately prior to the change of control, but in any event not less than $.0001 per share.

         1.4 Further Assurances. At the Closing and from time to time thereafter, the Perfect Dream Stockholders shall execute such additional instruments and take such other action as Andean may request in order to exchange and transfer clear title and ownership in the Perfect Dream Shares to Andean.

         1.5 Filings. A Certificate of Amendment to the Certificate of Incorporation of the Company with the Florida Secretary of State changing the name of the Company to "Perfect Dream" or a similar name as may be determined by the Board of Directors, and increasing authorized capital stock to 1,000,000,000 shares of common stock and 5,000,000 shares of Preferred Stock, following any required notifications to shareholders.

         1.6 Stock Split. The Company shall effect a one for thirty reverse stock split prior or after to Closing without shareholder approval pursuant to Florida Business Corporation Act Section 607.10025, with fractional shares being rounded to the nearest whole share and a record date as may be determined by the officers of the Corporation.

         1.7 Closing. The Closing shall be deemed to have occurred on the Effective Date (as hereinafter defined). As used in this Agreement, the term Closing Date shall be defined to be the same as the Effective Date.

         1.8 Effective Date. The transactions contemplated by this Agreement shall be deemed consummated at such time as Andean shall have filed with the US Securities and Exchange Commission ("SEC") a Current Report on Form 8-K which reports the change in control transaction effected by this Agreement and includes therein, all required audited financial information of Perfect Dream and its controlled subsidiary (the "Current Report"). If the Current Report is not filed on or before August 5, 2005, Andean shall have the right, in its sole discretion, to either deem this Agreement terminated or provide Perfect Dream with an extension for filing the Current Report. The effective date (the "Effective Date") of this Agreement shall thus be the date Andean files the Current Report with the SEC. In addition, for the Closing to be deemed to have occurred as of the Effective Date, all of the other conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived.

         1.9 Resignations of Present Executive Officers and Designation of New Directors and Executive Officers. On the Closing Date, the present directors and executive officers of Andean shall designate the directors and executive officers nominated by the Perfect Dream Stockholders to serve in their place and stead, until the next respective annual meeting of the stockholders and the Board of Directors of the reorganized Andean, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations. The following shall be appointed directors and officers of Andean upon the closing of the transactions contemplated herein: Mr. Kang Yi Hua as Director/President/Chief Executive Officer/Secretary, Mrs. Guo Yan as Chief Financial Officer, Mr. Sun Jia Jun (Jackson) as Chief Operating Officer, Mr.Yan Xiao Dong as Director and Mr. Wei Ru Qin as Director. The current directors and executive officers shall resign, in seriatim, on the Closing Date.


                                    Section 2

                                     Closing

The Closing shall be effected by telephone and facsimile on the Closing Date, at the office of King & Wood, unless another place or time is agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                                    Section 3

                    Representations and Warranties of Andean

         Except as set forth in Andean's disclosure schedule, Andean represents and warrants to, and covenants with, the Perfect Dream Stockholders and Perfect Dream as follows:

         3.1 Corporate Status; Compliance with Securities Laws. Andean is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all jurisdictions in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary. Andean is a publicly-held company with a trade symbol "ADCC" on the OTCBB, and Andean is not in violation of any applicable federal or state securities laws, rules or regulations. Except as set forth above, there is at present no established trading market for Andean's securities.

         3.2 Capitalization. The authorized capital stock of Andean at Closing will consist of 5,000,000 shares of preferred stock, of which none has been issued and outstanding; and 100,000,000 shares of common voting stock, of which 3,835,100 shares are issued and outstanding, all fully paid and non-assessable. There are no subscriptions, warrants, rights or calls or other commitments or agreements to which Andean is a party or by which it is bound, pursuant to which Andean is or may be required to issue or deliver securities of any class. Other than as set forth in Andean's disclosure schedule, there are no outstanding securities convertible or exchangeable, actually or contingently, into common stock or any other securities of Andean. After the Closing, there will be 10,511,388 outstanding shares of common stock, on a fully diluted basis, of Andean.

         3.3 Cancellation of Warrant and Option. The Redeemable Common Stock Purchase Warrants extended on August 31, 2001 has been cancelled. In addition, Andean's Stock Option Plan and Directors Stock Option Plan have been cancelled as well. As a result, Andean has no outstanding warrants and options as of the Closing.

         3.4 Financial Statements. The financial statements of Andean furnished to the Perfect Dream Stockholders and Perfect Dream, consisting of audited financial statements for the years ended December 31, 2003, 2004, and audited interim financial statements for the six months ending June 30, 2005, as filed with the SEC and incorporated herein by reference, are correct and fairly present the financial condition of Andean at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein. Such financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         3.5 Undisclosed Liabilities. Andean has no liabilities of any nature except to the extent reflected or reserved against in its balance sheets, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

         3.6 Interim Changes. Since June 30, 2005, there have been no (i) changes in financial condition, assets, liabilities or business of Andean which, in the aggregate, have been materially adverse; (ii) damages, destruction or losses of or to property of Andean, payments of any dividend or other distribution in respect of any class of stock of Andean, or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (iii) increases paid or agreed to in the compensation, retirement benefits or other commitments to its employees.

         3.7 Title to Property. Andean has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets, and the properties and assets of Andean are not subject to any mortgage, pledge, lien or encumbrance, with respect to which no default exists.

         3.8 Litigation. There is no litigation or proceeding pending, or to the knowledge of Andean, threatened, against or relating to Andean, its properties or business. Further, no officer, director or person who may be deemed to be an "affiliate" of Andean is party to any material legal proceeding which could have an adverse effect on Andean (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Andean.

         3.9 Books and Records. Andean has delivered to legal counsel for the Perfect Dream Stockholders and Perfect Dream all of Andean's books, records, contracts and other corporate documents which are true and correct in all material respects.

         3.10 Tax Returns. Andean has duly filed all tax returns required to be filed by it other than tax returns (individually and in the aggregate) where the failure to file would have no material adverse effect on the business or prospects of Andean. All such tax returns were, when filed, and to the knowledge of Andean are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Andean has paid or will pay in full or has adequately reserved against all taxes otherwise assessed against it through the Closing Date. Andean is not a party to any pending action or proceeding by any governmental authority for the assessment of any tax, and, to the knowledge of Andean, no claim for assessment or collection of any tax related to Andean has been asserted against Andean that has not been paid. There are no tax liens upon the assets of Andean. There is no valid basis, to Andean's knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any tax to be issued to Andean by any governmental authority.

         3.11 Confidentiality. Andean's current directors and officers and their representatives will keep confidential any information which they obtain from the Perfect Dream Stockholders or from Perfect Dream concerning the properties, assets and business of Perfect Dream.

         3.12 Corporate Authority. Andean has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to the Perfect Dream Stockholders and Perfect Dream or their respective representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by Andean's officers and performance thereunder, and that the directors adopting and delivering such resolutions are the duly elected and incumbent directors of Andean.

         3.13 Due Authorization. At closing, the execution of this Agreement and performance by Andean hereunder will have been duly authorized by all requisite corporate action on the part of Andean, and this Agreement will constitute a valid and binding obligation of Andean and performance hereunder will not violate any provision of the Articles of Incorporation or other documents, Bylaws, agreements, mortgages or other commitments of Andean, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application now or hereafter in effect relating to or affecting the enforcement of creditors' right generally and the application of general equitable principles in any action, legal or equitable.

         3.14 Environmental Matters. Andean has no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of Andean. There are no substances or conditions which may support a claim or cause of action against Andean or any of Andean's current or former officers, directors, agents or employees, whether by a governmental agency or body, private party or individual, under any Hazardous Materials Regulations. "Hazardous Materials" means any oil or petrochemical products, PCB's, asbestos, urea formaldehyde, flammable explosives, radioactive materials, solid or hazardous wastes, chemicals, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials" or "toxic substances" under any applicable federal or state laws or regulations. "Hazardous Materials Regulations" means any regulations governing the use, generation, handling, storage, treatment, disposal or release of hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Federal Water Pollution Control Act.

         3.15 Access to Information Regarding Perfect Dream. Andean acknowledges that it has been delivered copies of documentation containing all material information respecting Perfect Dream (including its 100% owned subsidiary, Goldenway Nanjing Garments Co, Ltd (the "Goldenway China"), and Perfect Dream' present and contemplated business operations, potential acquisitions, and management; that it has had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with its legal counsel, directors and executive officers; that it has had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Perfect Dream, and with the legal and accounting firms of Perfect Dream, with respect to such documentation; and that to the extent requested, all questions raised have been answered to Andean's complete satisfaction.

         3.16 Assets and Liabilities of Andean at Closing. Andean shall have no assets and no liabilities on the Closing Date. Andean has good and marketable title to all of the assets and properties as reflected on its most recent balance sheet.

         3.17 Rule 144. To the best knowledge of Andean, the shares of Andean issued in exchange for the Perfect Dream Shares to the Perfect Dream Stockholders shall be eligible for resale pursuant to Rule 144, without registration under the Act, after satisfaction by the Perfect Dream Stockholders and Andean of the provisions established by Rule 144, generally, and the Securities Exchange Act of 1934.

         3.18 Contracts and Other Commitments. Except as set forth in Andean's public filings, Andean is not a party to any contracts or agreements.

         3.19 Compliance with Laws and Regulations. Andean has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of Andean is conducted or to which Andean is subject.

         3.20 No Omissions or Untrue Statements. To the best of Andean's knowledge no representation or warranty made by Andean in this Agreement, the Andean disclosure schedule or in any certificate of Andean officer required to be delivered pursuant to the terms of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

                                    Section 4

           Representations, Warranties and Covenants of Perfect Dream
                       and the Perfect Dream Stockholders


         Except as set forth in Perfect Dream and Perfect Dream Stockholders disclosure schedule, Perfect Dream and the Perfect Dream Stockholders represent and warrant to, and covenant with, Andean as follows:

         4.1 Ownership of Perfect Dream. The Perfect Dream Stockholders own the Perfect Dream Shares free and clear of any liens or encumbrances of any type or nature whatsoever, and have full right, power and authority to convey the Perfect Dream Shares that are owned by them without qualification.

         4.2 Ownership of Goldenway China. Perfect Dream owns 100% of Goldenway China, free and clear of any liens or encumbrances of any type or nature whatsoever, and has full right, power and authority to convey the Goldenway China ownership that it owns without qualification.

         4.3 Corporate Status of Perfect Dream. Perfect Dream is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands, and is licensed or qualified as a foreign corporation in all jurisdictions or foreign countries and provinces in which the nature of Perfect Dream' business or the character or ownership of Perfect Dream' properties makes such licensing or qualification necessary.

         4.4 Corporate Status of Goldenway China. Goldenway China is an wholly foreign owned enterprise duly organized, validly existing and in good standing under the laws of the People's Republic of China, and is licensed or qualified as a foreign corporation in all states of the United States or foreign countries and provinces in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         4.5 Capitalization of Perfect Dream. The authorized capital stock of Perfect Dream consists of 50,000 shares of common stock, $1.00 par value per share, of which 50,000 shares are issued and outstanding, and which are fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common or other securities of Perfect Dream.

         4.6 Capitalization of Goldenway China. The paid-in capital of Goldenway China is approximately USD 2,512,105.78, all fully paid and non-assessable. There are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued common or other equities of Goldenway China.

         4.7 Financial Statements. The financial statements of Perfect Dream, which includes the financial statements of Goldenway China, furnished to Andean, consisting of an audited compiled balance sheet and income statement for the year ended December 31, 2003 and 2004, attached hereto as Exhibit "F" and "F-1", respectfully, and incorporated herein by reference, are correct and fairly present the combined financial condition of Perfect Dream and Goldenway China as of these dates and for the periods involved; such statements were prepared in accordance with US generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein. These financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         4.8 Undisclosed Liabilities of Perfect Dream. Perfect Dream has no material liabilities of any nature except to the extent reflected or reserved against in its balance sheet, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

         4.9 Undisclosed Liabilities of Goldenway China. Goldenway China has no material liabilities of any nature except to the extent reflected or reserved against in its balance sheet, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due.

         4.10 Interim Changes of Perfect Dream. Since March 31, 2005, there have been no (i) changes in the financial condition, assets, liabilities or business of Perfect Dream, which in the aggregate, have been materially adverse; (ii) damages, destruction or loss of or to the property of Perfect Dream, payment of any dividend or other distribution in respect of the capital stock of Perfect Dream, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (iii) increases paid or agreed to in the compensation, retirement benefits or other commitments to their employees.


         4.11 Title to Property of Perfect Dream. Perfect Dream has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in the Perfect Dream balance sheet.

         4.12 Title to Property of Goldenway China. Goldenway China has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheet.

         4.13 Litigation of Perfect Dream. There is no litigation or proceeding pending, or to the knowledge of Perfect Dream, threatened, against or relating to Perfect Dream or its properties or business. Further, no officer, director or person who may be deemed to be an affiliate of Perfect Dream is party to any material legal proceeding which could have an adverse effect on Perfect Dream (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Perfect Dream.

         4.14 Litigation of Goldenway China. There is no litigation or proceeding pending, or to the knowledge of Goldenway China threatened, against or relating to Goldenway China or its properties or business. Further, no officer, director or person who may be deemed to be an affiliate of Goldenway China is party to any material legal proceeding which could have an adverse effect on Goldenway China (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to Goldenway China.

         4.15 Books and Records of Perfect Dream. The Perfect Dream has (i) given to Andean and its representatives full access to all of its offices, books, records, contracts and other corporate documents and properties so that Andean could inspect and audit them; and (ii) furnished such information concerning the properties and affairs of Perfect Dream as Andean has requested.

         4.16 Books and Records of Goldenway China. Goldenway China has (i) given to Andean and its representatives full access to all of its offices, books, records, contracts and other corporate documents and properties so that Andean could inspect and audit them; and (ii) furnished such information concerning the properties and affairs of Goldenway China as Andean requested.

         4.17 Tax Returns of Perfect Dream. Perfect Dream has filed all income tax or other tax returns required to be filed in British Virgin Islands or has received currently effective extensions of the required filing dates.

         4.18 Tax Returns of Goldenway China. Goldenway China has filed all income or other tax returns required to be filed in China or has received currently effective extensions of the required filing dates.

         4.19 Investment Intent. The Perfect Dream Stockholders are acquiring the securities to be exchanged and delivered to them under this Agreement for investment and not with a view to the sale or distribution thereof, and they have no commitment or present intention to sell or distribute the Andean securities to be received hereunder.

         4.20 Corporate Authority of Perfect Dream. Perfect Dream and the Perfect Dream Stockholders have full corporate power and authority to enter into this Agreement and to carry out their obligations hereunder and will deliver to Andean or its representative at the Closing certified copies of resolutions of Perfect Dream' Board of Directors authorizing execution of this Agreement by its officers and performance thereunder.

         4.21 Due Authorization. Execution of this Agreement and performance by Perfect Dream and the Perfect Dream Stockholders hereunder have been duly authorized by all requisite corporate action on the part of Perfect Dream and the Perfect Dream Stockholders, and this Agreement constitutes a valid and binding obligation of Perfect Dream and the Perfect Dream Stockholders and performance hereunder will not violate any provision of the Articles of Association or other Charter documents, Bylaws, agreements, mortgages or other commitments of Perfect Dream or the Perfect Dream Stockholders, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and the application of general equitable principles in any action, legal or equitable.

         4.22 Environmental Matters. Perfect Dream and Goldenway China have no knowledge of any assertion by any governmental agency or other regulatory authority of any environmental lien, action or proceeding, or of any cause for any such lien, action or proceeding related to the business operations of Perfect Dream or its predecessors. In addition, to the best knowledge of Perfect Dream and Goldenway China, there are no substances or conditions which may support a claim or cause of action against Perfect Dream and Goldenway China or any of its current or former officers, directors, agents, employees or predecessors, whether by a governmental agency or body, private party or individual, under the current Chinese laws.

         4.23 Access to Information Regarding Andean. Perfect Dream and the Perfect Dream Stockholders acknowledge that they have been delivered copies of what has been represented to be documentation containing all material information respecting Andean and its present and contemplated business operations, potential acquisitions, management and other factors, by delivery to them and/or by access to such information in the EDGAR Archives of the Securities and Exchange Commission at www.sec.gov; that they have had a reasonable opportunity to review such documentation and to discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of Andean, and with the legal and accounting firms of Andean, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction.

         4.24 Residency of Perfect Dream Stockholders. Each of the Perfect Dream Stockholders is a non-resident of the United States.


                                    Section 5

              Conditions Precedent to Obligations of Perfect Dream
                       and the Perfect Dream Stockholders

         All obligations of Perfect Dream and the Perfect Dream Stockholders under this Agreement are subject, at their option, to the fulfillment, before or at the Closing, of each of the following conditions:

         5.1 Representations and Warranties True at Closing. The representations and warranties of Andean contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

         5.2 Due Performance. Andean shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by it before the Closing.

         5.3 Officers' Certificate. Perfect Dream shall have been furnished with a certificate signed by the President of Andean, in such capacity, attached hereto as Exhibit G and incorporated herein by reference, dated as of the date hereof, and updated as necessary as of the Closing, certifying (i) that all representations and warranties of Andean contained herein are true and correct; and (ii) that since the date of the financial statements as described in Section 3.4, 3.5, 3.7, and 3.8 of this Agreement, there has been no material adverse change in the financial condition, business or properties of Andean, taken as a whole

         5.4 Assets and Liabilities of Andean. Andean shall have no assets and no liabilities at Closing, and all costs, expenses and fees incident to the Agreement shall have been paid.

         5.5 Documents. All documents and instruments required hereunder to be delivered by Andean at the Closing shall be delivered in form and substance reasonably satisfactory to Perfect Dream and Perfect Dream Stockholders and their counsel. Such documents shall include but not limited to

         (1) an executed Board Resolution ratifying all of the past corporate activities as Exhibit H;
         (2) an official shareholders' list issued by Transfer Agent verifying the total outstanding shares is 3,835,100 shares;
         (3)  Documents  filed  with  SEC,  in  correcting  the  number  of  the authorized shares to 100,000,000 as stated in the Amended Articles of Incorporation of March 29, 2004 and the number of shares issued in the transaction of May 5, 2003 to 1,425,000 shares;
         (4) Board Resolution and legal documents of abolishment of 14C filed on September 8, 2003, which has been filed with SEC;
         (5) a legal opinion issued by a licensed securities lawyer practicing in the United States, regarding any and all possible liabilities that the new directors and officers designated by Perfect Dream to Andean may assume about the past delinquent filings with SEC by Andean.

         5.6 Litigation. No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

         5.7 Material Adverse Change. Except for operations in the ordinary course of business, no material adverse change shall have occurred subsequent to March 31, 2005 in the financial position, results of operations, assets, or liabilities of Andean, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, or liabilities of Andean.

         5.8 Approval Board of Directors. The board of directors of Andean shall have approved this Agreement and the transactions contemplated hereby.

         5.9 Satisfaction with Due Diligence. Perfect Dream shall have been satisfied with its due diligence review of Andean its subsidiaries and their operations.

         5.10 Resignations of Present Executive Officers and Designation of New Directors and Executive Officers. On the Closing Date, the present director and executive officers of Andean shall resign and the following individuals shall be appointed the director and executive officers of Andean: Mr. Kang Yi Hua as Director/President/Chief Executive Officer/Secretary, Mrs. Guo Yan as Chief Financial Officer, Mr. Sun Jia Jun (Jackson) as Chief Operating Officer, Mr.Yan Xiao Dong as Director and Mr. Wei Ru Qin as Director.

         5.11  Regulatory  Compliance.  Andean  shall have  received any and all
regulatory   approvals  and  consents  required  to  complete  the  transactions contemplated hereby.


                                    Section 6

                  Conditions Precedent to Obligations of Andean

         In addition to the filing of the Current Report, all obligations of Andean under this Agreement are subject, at Andean's option, to the fulfillment, before or at the Closing, of each of the following conditions:

         6.1 Representations and Warranties True at Closing. The representations and warranties of Perfect Dream, the Perfect Dream Stockholders and Goldenway China contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall survive the Closing.

         6.2 Due Performance. Perfect Dream and the Perfect Dream Stockholders shall have performed and complied with all of the terms and conditions required by this Agreement to be performed or complied with by them before the Closing.

         6.3 Officers' Certificate. Andean shall have been furnished with a certificate signed by the President of Perfect Dream, in such capacity, attached hereto as Exhibit "I" and incorporated herein by reference, dated as of the date hereof, and updated as necessary as of the Closing, certifying (i) that all representations and warranties of Perfect Dream and the Perfect Dream Stockholders contained herein are true and correct; and (ii) that since the date of the financial statements (Exhibit F & F-1), there has been no material adverse change in the financial condition, business or properties of Perfect Dream, taken as a whole.


                                    Section 7

                             Mutual Indemnification

         7.1 Mutual Indemnification. The Parties hereto and their agents or assigns hereby agree to indemnify and hold each other harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Agreement, whether or not either Party is party to such dispute. This indemnity shall not apply, however, and the indemnifying Party shall indemnify and hold the other Party, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that the indemnifying Party has engaged in gross recklessness and willful misconduct in the representations and performance of its obligations hereunder, which have given rise to the loss, claim, damage, liability, cost or expense sought to be recovered thereunder.


                                    Section 8

                               General Provisions

         8.1 Further Assurances. At any time, and from time to time, after the Closing, the parties will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         8.2 Waiver. Any failure on the part of any party hereto to comply with any its or their obligations, agreements or conditions hereunder may only be waived in writing by the party to whom such compliance is owed.

         8.3 Brokers. Each party represents to the other parties hereunder that there are two brokers or finders retained in connection with this Agreement, the brokers or finders will be compensated with 210,226 shares at closing (63,068 and 147,158 Shares for King Ocean Overseas Holdings Limited and Sino-Forpros International, Inc., respectively); each party agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by he/she/it.

         8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

         If to Andean's Management Prior to Closing:

         Mr. John Karlsson
         Karlsson Law Corporation
         475 Howe Street, Suite 1100
         Vancouver, BC, CANADA

         If to Perfect Dream:

         Charles Law
         King and Wood LLP
         975 Page Mill Road
         Palo Alto, CA 94304 , USA
         Tel:   (650)    3204599
         Fax:   (1650)   4941387

         If to the Perfect Dream Stockholders:

         Charles Law
         King and Wood LLP
         975 Page Mill Road
         Palo Alto, CA 94304 , USA
         Tel:   (650)    3204599
         Fax:   (650)    494 1387

         8.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         8.6 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. Any actions permitted hereunder shall be brought in the State of Florida.

         8.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

         8.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.10 Default. In the event of any default hereunder, the prevailing party in any action to enforce the terms and provisions hereof shall be entitled to recover reasonable attorney's fees and related costs.

         8.11 Expenses. Each party shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including legal and accounting and audit fees. Andean's expenses shall be paid prior to the Closing.

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the latest date hereof.


ANDEAN DEVELOPMENT CORPORATION



-------------------------
By/s/
Date:


PERFECT DREAM LIMITED


-------------------------
By/s/
Date:

STOCKHOLDERS OF PERFECT DREAM LIMITED




----------------------------
KANG Yi hua



-----------------------------
YANG Xiao Dong



-----------------------------
LI Ning




-----------------------------
SUN Jia Jun




-----------------------------
HOU Ben Xing




-----------------------------
WEI Ru Qin




-----------------------------
Peter Leonard HEVICON

                                    EXHIBIT A
                         THE PERFECT DREAM STOCKHOLDERS

----------   ---------------------------------
    1        KANG Yi Hua
----------   ---------------------------------
    2        YAN Xiao Dong
----------   ---------------------------------
    3        LI Ning
----------   ---------------------------------
    4        SUN Jia Jun
----------   ---------------------------------
    5        HOU Ben Xing
----------   ---------------------------------
    6        WEI Ru Qin
----------   ---------------------------------
    7        Peter Leonard HEVICON
----------   ---------------------------------

                                    EXHIBIT B

--------------------------------------------------------------------------------
       Name of Shareholders             Newly Issued Shares of Andean
-----------------------------------     ----------------------------------------
KANG Yi Hua                                                         6,238,413
-----------------------------------     ----------------------------------------
YAN Xiao Dong                                                         498,766
-----------------------------------     ----------------------------------------
LI Ning                                                               383,666
-----------------------------------     ----------------------------------------
SUN Jia Jun                                                           230,200
-----------------------------------     ----------------------------------------
HOU Ben Xing                                                          115,100
-----------------------------------     ----------------------------------------
WEI Ru Qin                                                            115,100
-----------------------------------     ----------------------------------------
Peter Leonard HEVICON                                                  92,080
-----------------------------------     ----------------------------------------
Total                                                               7,673,325
--------------------------------------------------------------------------------

                                    EXHIBIT C

--------------------------------------------------------------------------------
Name of Shareholders                    Perfect Dream Shares Held
-----------------------------------     ----------------------------------------
KANG Yi Hua                                                               40,650
-----------------------------------     ----------------------------------------
YAN Xiao Dong                                                              3,250
-----------------------------------     ----------------------------------------
LI Ning                                                                    2,500
-----------------------------------     ----------------------------------------
SUN Jia Jun                                                                1,500
-----------------------------------     ----------------------------------------
HOU Ben Xing                                                                 750
-----------------------------------     ----------------------------------------
WEI Ru Qin                                                                   750
-----------------------------------     ----------------------------------------
Peter Leonard HEVICON                                                        600
-----------------------------------     ----------------------------------------
Total                                                                     50,000
--------------------------------------------------------------------------------

                                    Exhibit D

Name of note holders                    Amount owed             Shares converted
Worldwide Capital Asia Corp.              $11,800                    517,544
Carlington Enterprises Corp.              $11,800                    517,544
Worldwide Associates Inc.                   5,000                    219,298
Affiliated Holdings Asia Pcific             5,000                    219,298
Oriental Blossom Limited                    5,160                    226,316
National Group of Companies MFG            11,400                    500,000
SMC                                         6,840                    300,000
Total                                     $57,000                  2,500,000

Exhibit F









                              PERFECT DREAM LIMITED
                                 AND SUBSIDIARY
                              FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003

                      PERFECT DREAM LIMITED AND SUBSIDIARY
                                    CONTENTS

                                                                           Pages
--------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm                        1
--------------------------------------------------------------------------------

Balance Sheets as of December 31, 2004 (Consolidated) and 2003                 2
--------------------------------------------------------------------------------

Statements of Operations and Comprehensive income for the years ended
December 31, 2004 (Consolidated) and 2003                                      3
--------------------------------------------------------------------------------

Statements of Stockholders' Equity for the years ended December 31, 2004
(Consolidated) and 2003                                                        4
--------------------------------------------------------------------------------

Statements of Cash Flows for the years ended December 31, 2004
(Consolidated) and 2003                                                        5
--------------------------------------------------------------------------------

Notes to Financial Statements                                             6 - 10
--------------------------------------------------------------------------------

Jimmy C.H. Cheung & Co
Certified Public Accountants
(A member of Kreston International)
[OBJECT OMITTED]


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Perfect Dream Limited and subsidiary


We have audited the accompanying balance sheets of Perfect Dream Limited and subsidiary, as of December 31, 2004 (consolidated) and 2003, and the related statements of operations and comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 2004 (Consolidated) and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perfect Dream Limited and subsidiary, as of December 31, 2004 (Consolidated) and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004
(Consolidated) and 2003, in conformity with accounting principles generally accepted in the United States of America.




/s/ Jimmy Cheung

JIMMY C.H. CHEUNG & CO
Certified Public Accountants


Hong Kong

Date: April 22, 2005















          304 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk
                      Website: http://www.jimmycheungco.com


                      PERFECT DREAM LIMITED AND SUBSIDIARY
                                 BALANCE SHEETS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
                 -----------------------------------------------

                                     ASSETS
                                     ------
                                                                                2004
                                                            Note    (Consolidated)             2003
                                                            ----    --------------   --------------
CURRENT ASSETS
    Cash and cash equivalents                                       $      160,612   $       22,225
    Accounts receivable, net of allowances                    2            180,613           94,152
    Due from related companies                                8          2,666,284        4,415,610
    Inventories                                               3            794,412          138,014
    Other receivables and prepaid expenses                                 143,415            8,156
                                                                    --------------   --------------
        Total Current Assets                                             3,945,336        4,678,157

PROPERTY AND EQUIPMENT, NET                                   4          3,500,629        1,310,258
                                                                    --------------   --------------
TOTAL ASSETS                                                        $    7,445,965   $    5,988,415
                                                                    ==============   ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
    Accounts payable                                                $      322,325   $      264,949
    Other payables and accrued expenses                       5            733,601          856,405
    Capital lease payable                                                     --              1,734
    Value added tax payable                                                 66,517           14,392
    Income tax and other tax payable                                        84,820          103,453
    Due to related companies                                  8          1,580,865        1,322,500
                                                                    --------------   --------------
        Total Current Liabilities                                        2,788,128        2,563,433
                                                                    --------------   --------------

COMMITMENTS AND CONTINGENCIES                                                 --               --

STOCKHOLDERS' EQUITY
    $1.00 par value, 50,000 shares authorized, issued
    and outstanding                                                         50,000           50,000
    Additional paid-in capital                                           1,173,706        1,173,706
    Retained earnings
      Unappropriated                                                     1,599,034          579,335
      Appropriated                                                       1,807,290        1,594,134
      Accumulated other comprehensive income                                27,807           27,807
                                                                    --------------   --------------
        Total Stockholders' Equity                                       4,657,837        3,424,982
                                                                    --------------   --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $    7,445,965   $    5,988,415
                                                                    ==============   ==============


    The accompanying notes are an integral part of these financial statements


                      PERFECT DREAM LIMITED AND SUBSIDIARY
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
          FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
          -------------------------------------------------------------


                                                                 2004
                                                       (Consolidated)              2003
                                                       --------------    --------------
NET SALES
    To related parties                                 $      367,726    $      939,362
    Other                                                   7,599,875         5,876,382
                                                       --------------    --------------
           Total net sales                                  7,967,601         6,815,744

COST OF SALES                                              (6,092,868)       (5,624,402)
                                                       --------------    --------------

GROSS PROFIT                                                1,874,733         1,191,342
                                                       --------------    --------------
OPERATING EXPENSES
    Selling expenses                                           31,826           113,520
    General and administrative expenses                       418,060           495,109
    Depreciation and amortization                              24,656            30,221
                                                       --------------    --------------
           Total Operating Expenses                           474,542           638,850
                                                       --------------    --------------

INCOME FROM OPERATIONS                                      1,400,191           552,492

OTHER INCOME (EXPENSES)
    Loss on disposal                                          (13,084)              (65)
    Interest income                                              --                 277
    Interest expenses                                          (2,454)             --
    Other expenses                                             (6,214)           (1,748)
                                                       --------------    --------------
           Total Other Income                                 (21,752)           (1,536)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES              1,378,439           550,956

INCOME TAX EXPENSE                                           (145,584)          (82,729)
                                                       --------------    --------------

NET INCOME                                             $    1,232,855    $      468,227
                                                       ==============    ==============
OTHER COMPREHENSIVE INCOME
    Foreign currency translation gain                            --              27,807
                                                       --------------    --------------

COMPREHENSIVE INCOME                                   $    1,232,855    $      496,034
                                                       ==============    ==============

Net income share-basic and diluted                     $        24.66    $         9.92
                                                       ==============    ==============

Weighted average number of shares outstanding during
    the year basis and diluted                                 50,000            50,000
                                                       ==============    ==============






    The accompanying notes are an integral part of these financial statements


                      PERFECT DREAM LIMITED AND SUBSIDIARY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
          -------------------------------------------------------------


                                                                           Additional
                                                Common Stock                  Paid in         Members'
                                              Share           Amount          capital           equity
                                     --------------   --------------   --------------   --------------
Balance brought forward from 2002              --     $         --     $         --     $    2,512,106

Net income for the year                        --               --               --               --

Other comprehensive income                     --               --               --               --

Transfer from retained earnings to
    statutory and staff welfare
    reserves                                   --               --               --               --
                                     --------------   --------------   --------------   --------------

Balance at December 31, 2003                   --               --               --          2,512,106

Issuance of stock and capital
   contribution from shareholders            50,000           50,000        1,173,706       (2,512,106)

Net income for the year                        --               --               --               --

Transfer from retained earnings to
    statutory and staff welfare
    reserves                                   --               --               --               --
                                     --------------   --------------   --------------   --------------
Balance at December 31, 2004
(consolidated)                       $       50,000   $       50,000   $    1,173,706   $         --
                                     ==============   ==============   ==============   ==============

                                     Unappropriated     Appropriated            Other
                                           retained         retained    Comprehensive
                                           earnings         earnings           Income            Total
                                     --------------   --------------   --------------   --------------

Balance brought forward from 2002    $      304,530   $    1,400,712   $         --     $    4,217,348

Net income for the year                     468,227             --               --            468,227

Other comprehensive income                     --               --             27,807           27,807

Transfer from retained earnings to
    statutory and staff welfare
    reserves                               (193,422)         193,422             --               --
                                     --------------   --------------   --------------   --------------

Balance at December 31, 2003                579,335        1,594,134           27,807        4,713,382

Issuance of stock and capital
   contribution from shareholders              --               --               --         (1,288,400)

Net income for the year                   1,232,855             --               --          1,232,855

Transfer from retained earnings to
    statutory and staff welfare
    reserves                               (213,156)         213,156             --               --
                                     --------------   --------------   --------------   --------------
Balance at December 31, 2004
(consolidated)                       $    1,599,034   $    1,807,290   $       27,807   $    4,657,837
                                     ==============   ==============   ==============   ==============



    The accompanying notes are an integral part of these financial statements


                      PERFECT DREAM LIMITED AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
          -------------------------------------------------------------


                                                                  2004
                                                        (Consolidated)              2003
                                                        --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                          $    1,232,855    $      468,227
    Adjusted to reconcile net income to cash provided
    by operating activities:
       Depreciation and amortization - cost of sales           139,281           124,870
       Depreciation and amortization                            21,028            26,593
       Loss on disposal on fixed assets                         13,084                65
    Changes in operating assets and liabilities
    (increase)decrease in:
       Accounts receivable                                     (86,461)          (39,404)
       Other receivable and prepaid expenses                  (135,259)            7,773
       Value add tax receivables                                  --              33,949
       Inventories                                            (656,398)        1,471,618
    Increase (decrease) in:
       Accounts payable                                         57,376          (444,151)
       Other payables and accrued expenses                    (124,538)         (159,830)
       Value add tax payables                                   52,125              --
       Income tax and other tax payables                       (18,633)          117,845
                                                        --------------    --------------
       Net cash provided by operating activities               494,460         1,607,555
                                                        --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                      (2,363,764)         (180,249)
                                                        --------------    --------------
       Net cash used in financing activities                (2,363,764)         (180,249)
                                                        --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Due from related companies                               1,749,326        (1,413,561)
    Due to related companies                                   258,365              --
                                                        --------------    --------------
       Net cash used in financial activities                 2,007,691        (1,413,561)
                                                        --------------    --------------


NET INCREASE IN CASH AND CASH EQUIVALENTS                      138,387            13,745

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                22,225             8,480
                                                        --------------    --------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                $      160,612    $       22,225
                                                        ==============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
------------------------------------------------

Cash paid during the year for:
    Interest expenses                                   $        2,454    $         --
                                                        ==============    ==============

Cash paid during the year for:
    Income taxes                                        $      143,494    $       27,272
                                                        ==============    ==============




    The accompanying notes are an integral part of these financial statements

                      PERFECT DREAM LIMITED AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
                 -----------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

     (A)  Organization

          Perfect Dream Limited ("Perfect Dream") was incorporated in the British Virgin Islands on July 1, 2004. Goldenway Nanjing Garments Company Limited ("Goldenway"), a People's Republic of China ("PRC") limited liability company was incorporated on December 31, 1993 with its principal place of business in Nanjing, PRC. Goldenway is principally engaged in the manufacturing and sale of garments.

          During 2004, Perfect Dream entered into two purchase agreements with two shareholders of Goldenway to acquire a 100% of the registered capital of Goldenway for $1,288,400 and the issue of 50,000 common shares of Perfect Dream. The transactions have been accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management. The financial statements have been prepared as if the reorganization had occurred retroactively. Perfect Dream and Goldenway are hereafter referred to as (the "Company").

          The accompanying 2004 consolidated financial statements include the accounts of Perfect Dream and its 100% owned subsidiary Goldenway. All significant inter-company balances and transactions have been eliminated in consolidation.

          The accompanying 2003 consolidated financial statements include the accounts of Goldenway.

     (B)  Use of estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (C)  Cash and cash equivalents

          For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with maturities of less than three months.

     (D)  Accounts receivable

          The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements' assessment of the credit history with the customer and current relationships with them. As of December 31, 2004 and 2003, the Company considers all its accounts receivable to be collectable and no provision for doubtful accounts has been made in the financial statements.

     (E)  Inventories

          Inventories are stated at lower of cost or market value, cost being determined on a first-in, first-out method. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

     (F)  Fair value of financial instruments

          Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Trade accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

                      PERFECT DREAM LIMITED AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
                 -----------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

     (G)  Revenue recognition

          The Company recognizes revenue upon delivery or shipment of the products, at which time title passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

     (H)  Income taxes

          The Company is organized in the British Virgin Islands and the People's Republic of China and no tax benefit is expected from the tax credits in the future.

          PRC income tax is computed according to the relevant laws and regulations in the PRC. The Company is entitled to full exemption from income tax for two years beginning from the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. Income tax expense has been recorded for 2004 and 2003 as the Company is entitled 50% income tax.

     (I)  Foreign currency translation

          The functional currency of the Company is the Chinese Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder's equity as other comprehensive income (loss).

     (J)  Comprehensive income (loss)

          The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income (loss) in the statements of operations and stockholders' equity.

     (K)  Segments

          The  Company  operates  in  only  one  segment,   thereafter   segment
          disclosure is not presented.


2.   ACCOUNTS RECEIVABLE

     Accounts receivable at December 31, 2004 and 2003 consisted of the following:

                                                              2004          2003
                                                       -----------   -----------

     Accounts receivable                               $   180,613   $    94,152
     Less: allowance for doubtful accounts                    --            --
                                                       -----------   -----------
     Accounts receivable, net                          $   180,613   $    94,152
                                                       ===========   ===========


     As of December 31, 2004 and 2003, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

                      PERFECT DREAM LIMITED AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
                 -----------------------------------------------


3.   INVENTORIES

     Inventories at December 31, 2004 and 2003 consisted of the following:

                                                               2004         2003
                                                         ----------   ----------

     Raw materials                                       $  115,495   $   35,718
     Work-in-progress                                       359,719      100,420
     Finished goods                                         319,198        1,876
                                                         ----------   ----------
                                                            794,412      138,014
     Less: provision of obsolescence                           --           --
                                                         ----------   ----------
                                                         $  794,412   $  138,014
                                                         ==========   ==========

     For the years ended December 31, 2004 and 2003, no provision for obsolete inventories was recorded by the Company.


4.   PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at December 31:

                                                               2004         2003
                                                         ----------   ----------

     Factory buildings                                   $  637,689   $  637,689
     Plant and machinery                                  1,187,606    1,077,024
     Office equipment                                        98,769       98,769
     Motor vehicles                                          41,311       41,311
     Furniture and fixtures                                   4,615        4,615
     Leasehold improvements                                 101,238      101,238
     Construction in progress                             2,222,535         --
                                                         ----------   ----------
                                                          4,293,763    1,960,646
     Less: accumulated depreciation                         793,134      650,388
                                                         ----------   ----------
     Property and equipment, net                         $3,500,629   $1,310,258
                                                         ==========   ==========

     Depreciation expense for the years ended December 31, 2004 and 2003 was $160,309 and $151,463, respectively. During 2004 and 2003 the company recognized a loss on disposal of property and equipment of $13,084 and $65, respectively.


5. OTHER PAYABLES AND ACCRUED LIABILITIES

     Other payables and accrued liabilities at December 31, 2004 and 2003 consist of the following:

                                                               2004         2003
                                                         ----------   ----------

     Other payables                                      $  110,411   $  103,301
     Accrued expenses                                       623,190      753,104
                                                         ----------   ----------
                                                         $  733,601   $  856,405
                                                         ==========   ==========

                      PERFECT DREAM LIMITED AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
                 -----------------------------------------------


6.   COMMITMENTS AND CONTINGENCIES - Employee Benefits

     The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees' salaries. The total provision for such employee benefits was $623,190 and $685,631 for the years ended December 31, 2004 and 2003, respectively. The Company is required to make contributions to the plans out of the amounts accrued for medical and pension benefits. The contributions for the year ended December 31, 2004 and 2003 amounted to $62,441 and $48,524 respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.


7.   SHAREHOLDERS' EQUITY

     (A)  Stock Issuances

          During 2004, the Company issued 50,000 shares of common stock to founders for cash of $50,000.

     (B)  Appropriated retained earnings

          The Company is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 12% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

          During 2004 and 2003, the Company appropriated $213,156 and $193,422, respectively to the reserves funds based on its net income under PRC GAAP.


8.   RELATED PARTY TRANSACTIONS

     During 2004 and 2003, the Company sub-contracted certain manufacturing work valued at $1,579,536 and $408,585 respectively to certain of its related companies. The Company provided raw materials to the sub-contractor who charges the Company a fixed labor charge for the sub-contracting work.

     During 2004 and 2003, the Company had related party sales of $367,726 and $939,362, respectively.

     The Company is owed $2,666,284 and $4,415,610 from related companies as of December 31, 2004 and 2003 respectively for products sold and advances made. The amounts due from related companies are interest free and repayable on demand.

     The Company owed related companies $1,580,865 and $1,322,500 as of December 31, 2004 and 2003 respectively for sub-contracting work and advances made.


9.   CONCENTRATIONS AND RISKS

     During 2004 and 2003, 100% of the Company's assets were located in China. During 2004 and 2003, 95% and 86% of the Company's revenue respectively were derived from companies located outside of China.

     In 2004, the Company derived 51.9% of its revenue from one customer. In 2003, the Company derived 52.2% of its sales from two customers.

     In 2004, the Company relied on one supplier for 17% of its purchases.

                      PERFECT DREAM LIMITED AND SUBSIDIARY
                        NOTES TO THE FINANCIAL STATEMENTS
                 AS OF DECEMBER 31, 2004 (CONSOLIDATED) AND 2003
                 -----------------------------------------------


10.  SUBSEQUENT EVENT

     On February 2, 2005, the company's 100% subsidiary, Goldenway Nanjing Garments Company Limited, increased its registered capital from $2,512,106 to $20,000,000. According to the Articles of Association of Goldenway, Perfect Dream has to fulfill registered capital contribution of $2,623,184 by July 24, 2005 and the remaining balance of $14,864,710 is payable by February 1, 2008.

Exhibit G



                             OFFICER'S CERTIFICATE



     I, Lance Larsen, being the President of Andean Development Corporation, a Florida corporation (the "Company"), pursuant to Section 5.3 of that certain Agreement and Plan of Reorganization (the "Agreement"), dated July 29, 2005, by and between the Company, Perfect Dream Limited and the shareholders of Perfect Dream Limited, do hereby certify on behalf of the Company (i) that all representations and warranties of Andean contained therein are true and correct; and (ii) that since the date of the financial statements as described in Section 3.4, 3.5, 3.7, and 3.8 of the Agreement, there has been no material adverse change in the financial condition, business or properties of Andean, taken as a whole.

     IN WITNESS WHEREOF, I have executed this Officer's Certificate on behalf of the Company this _____ day of July, 2005.


                                                  ANDEAN DEVELOPMENT CORPORATION


                                                  By:___________________________
                                                     Lance Larsen, President

Exhibit H

                        WRITTEN CONSENT OF SOLE DIRECTOR
                                       OF
                         ANDEAN DEVELOPMENT CORPORATION

                                  May 31, 2005

The undersigned, being the sole Director of Andean Development Corporation, a Florida corporation (the "Company"), does hereby adopt the resolutions set forth below.

1. APPROVAL OF MAY 5, 2003 AGREEMENT AND THE TRANSACTION

WHEREAS, on May 5, 2003, the Company entered into a stock purchase agreement ("the Agreement"), whereby the Company would permit the transfer of 1,450,000 common shares from the former Chief Executive Officer Mr. Pedro Pablo Err Zuriz for a purchase price of $75,000. However, such transfer actually occurred for the total shares of 1,425,000, and among them, 900,000 shares were issued to Lance Larsen and 525,000 shares were issued to Sandringham Investment Limited.

WHEREAS, after the transaction, all the subsequent filings by the Company with Securities & Exchange Commission ("SEC") of the United States were not correctly reflecting the numbers of the shares transferred;

NOW, THEREFORE BE IT RESOLVED, that the transaction associated therewith and the correct number of the shares transferred (1,425,000) in accordance with the terms and conditions set forth in the Agreement be, and the same are hereby, approved, ratified and confirmed by the sole Director of the Company, and an amended 10Q shall be filed by the Company with SEC within 10 days from this Resolution;

2. APPROVAL OF DECEMBER 1, 2004 TRANSACTION

WHEREAS,  on December 1, 2004,  the Company  issued  1,000,000  common shares to
Service  Merchant  Corp.  for  consulting  services  provided.   However,   such
transaction had not been entered into a written contract.

RESOLVED FURTHER, that the transaction be, and is hereby, approved, ratified and confirmed by the sole Director of the Company.

3. APPROVAL OF JANUARY 31, 2005 TRANSACTION

WHEREAS, on January 31, 2005, the Company signed three convertible notes (as attached hereto as Exhibit A) with Carlington Enterprises Corp., Oriental
Blossom Limited, Worldwide Capital Asia Corp. and National MFG for the assignment of the then existing debt of $57,000 as stated in the 10Q filed with SEC on May 16, 2005.

RESOLVED FURTHER, that the transaction be, and is hereby, approved, ratified and confirmed by the sole Director of the Company.

4. APPROVAL OF ABOLISHMENT OF THE ACTION TO BE TAKEN BY THE DIRECTOR ACCORDING TO 14C INFORMATION STATEMENT FILED WITH SEC ON SEPTEMBER 9, 2003

WHEREAS, on September 8, 2003, the Company filed a Definitive Information Statement on form 14C with the SEC (as attached hereto as Exhibit B). The Company considers it is for the best interest of the Company not to carry out the transactions set forth in such Information Statement.

RESOLVED FURTHER, that the Company shall abandon the transactions set forth in the Information Statement.

5. APPROVAL OF APPOINTMENT OF PRESIDENT/CEO/CFO/SECRETARY/DIRECTOR

WHEREAS, Lance Larsen was appointed as the President, CEO, CFO, Secretary and the sole Director of the Company since March 2004.

RESOLVED FURTHER, that the appointment be, and is hereby, approved, ratified and confirmed by the sole Director of the Company.

6. CERTAIN FILINGS MADE WITH THE SEC

WHEREAS, in certain filings made by the Company with the Securities and Exchange Commission, the number of authorized common shares was erroneously reported to be 20,000,000 and not 100,000,000 shares.

RESOLVED FURTHER, that the number of authorized shares on such filngs be amended to the correct amount.

EXECUTED as of the date set forth above.



Lance Larsen, Sole Director

Exhibit I
Officer's Certificate (Perfect Dream)

                              OFFICER'S CERTIFICATE
                                       OF
                              PERFECT DREAM LIMITED


The undersigned hereby certifies that he is the duly elected, qualified and acting President of Perfect Dream Limited, a British Virgin Islands corporation (the "Company"), and that he is authorized to execute this Certificate on behalf of the Company in connection with Section 6.3 of certain Agreement and Plan of Reorganization (the "Agreement") dated July 29, 2005, among the Company, Andean Development Corporation and the shareholders of the Company. The undersigned hereby further certifies on behalf of the Company that (i) all representations and warranties of the Company contained in the Agreement are true and correct; and (ii) that since the date of the financial statements as described in Sections 3.4, 3.5, 3.7 and 3.8 of the Agreement, there has been no material adverse change in the financial condition, business or properties of the Company, taken as a whole. EXECUTED as of August 22, 2005.

                                                    PERFECT DREAM LIMITED



                                                    By:_________________________
                                                       Kang Yihua, its President

              FIRST AMENDMENT AND SUPPLEMENT TO AGREEMENT AND PLAN
                                OF REORGANIZATION


         THIS FIRST AMENDMENT AND SUPPLEMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "First Amendment") dated as of August 22, 2005, amends that certain AGREEMENT AND PLAN OF REORGANIZATION dated as of July 29, 2005 (the "Reorganization Agreement") by and among Andean Development Corporation, a corporation organized under the laws of the State of Florida ("Andean"); Perfect Dream Limited, a corporation organized under the laws of British Virgin Islands ("Perfect Dream"); and seven individuals who are the stockholders of Perfect Dream (the "Perfect Dream Stockholders"), a list of whom is attached hereto as Exhibit A).

                                    RECITALS

         WHEREAS, the parties wish to amend the Reorganization Agreement with respect to Section 2 and Section 5.5 thereof as provided herein.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Section 2.

Section 2 of the Reorganization Agreement is hereby amended and restated in its entirety to read as follows:

                                    Section 2
                                     Closing

The Closing shall be effected by telephone and facsimile on the Closing Date, at the office of Hand & Hand, 24351 Pasto Road, Dana Point, California, 92629, unless another place or time is agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

SECTION 2. Section 5.5.

Section 5.5(4) and Section 5.5(5) of the Reorganization Agreement are hereby amended and restated in their entirety to read as follows:

Section 5.5     Documents.

(4) Board Resolution and legal documents of abolishment of 14C shall be filed with SEC after the Closing and Form 8K has been filed with the SEC.

(5) A legal opinion issued by a licensed securities lawyer practicing in the United States attached hereto Exhibit 1.

SECTION 3. Defined Terms.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Reorganization Agreement.

SECTION 4. Governing Law.

This First Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Florida. Any actions permitted hereunder shall be brought in the State of Florida.

SECTION 5. Counterparts.
           ------------

This First Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date first above written.


ANDEAN DEVELOPMENT CORPORATION


 /s/
-------------------------
By
Date:


PERFECT DREAM LIMITED

 /s/
-------------------------
By
Date:
STOCKHOLDERS OF PERFECT DREAM LIMITED

----------------------------
KANG Yi hua



-----------------------------
YANG Xiao Dong



-----------------------------
LI Ning




-----------------------------
SUN Jia Jun




-----------------------------
HOU Ben Xing




-----------------------------
WEI Ru Qin




-----------------------------
Peter Leonard HEVICON

                                    EXHIBIT A
                         THE PERFECT DREAM STOCKHOLDERS

---------   -----------------------------
    1       KANG Yi Hua
---------   -----------------------------
    2       YAN Xiao Dong
---------   -----------------------------
    3       LI Ning
---------   -----------------------------
    4       SUN Jia Jun
---------   -----------------------------
    5       HOU Ben Xing
---------   -----------------------------
    6       WEI Ru Qin
---------   -----------------------------
    7       Peter Leonard HEVICON
---------   -----------------------------

                                    EXHIBIT 1
                                  LEGAL OPINION

                                 August 4, 2005
Ever-Glory or
Perfect Dream Limited
Ever-Glory Commercial Centre
33 Yudao Street,
Nanjing, Jiangsu
China


Re:      Andean Development Corporation 14C and prior filings

Dear Mr. Kang,

You have requested our conclusions as to the preliminary information statement on Form 14C which was filed on August 28, 2003 and which was refiled as a definitive information statement on September 8, 2003. Apparently the transactions described in the 14C were never effected and Andean Development Corporation did not respond to any comments it received from the SEC.

Our experience in over 20 years practice before the SEC is that the staff attorney who issued comments has placed the comment letter has placed the 14C in inactive status. You should not expect any future comments on this 14C and Andean Development Corporation will be under no penalty or Commission enforcement for not answering the comments at this stage.

In addition you have asked for our conclusions regarding the liability of new officers and directors for fillings made prior to their election to the Board of Directors or appointment as officers. The general rule is that officers and directors only have liability with respect to filings made under the Securities Exchange Act of 1934 during their tenure. The exception to the general rule is that to the extent that officers and directors know, or should have known upon the exercise of due diligence, that prior reports contained misstatements of material facts, that they have an obligation to correct the misstatements to the extent they are now material. In the case of Andean Development Corporation, the prior business has ceased and your new business is being infused into the company. The only prior information which is material for the future is the total number of common shares outstanding immediately prior to the reverse takeover. The prior operating history of Andean is no longer material to future investors and our conclusion is that the new officers and directors have no responsibility to review prior Exchange Act filings for accuracy.

                          Very truly yours,

                          HAND & HAND